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                          INVESTMENT ADVISORY AGREEMENT

                  This INVESTMENT ADVISORY AGREEMENT, made this 8th day of September, 1986, by and between Addison Capital Shares, Inc., a Maryland corporation (the "Fund"), and Addison Capital Management Company, a Pennsylvania corporation (the "Adviser").

                  WHEREAS, the Fund is registered as an open-end, diversified investment company under the Investment Company Act pf 1940 (the "1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933 and various state securities laws; and

                  WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory services to the Fund; and

                  WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the Fund and the Adviser agree as follows:

                  1. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

                  2. (a) Subject to the direction and control of the Fund's Board of Directors, the Adviser shall regularly provide the Fund with investment research, advice,


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management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment goals and policies. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and By-laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state laws, as well as the investment goals and policies of the Fund.

                           (b) The Adviser will place orders pursuant to its
investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Adviser shall use its best efforts to obtain for the Fund the best execution available. In using its best efforts to obtain the best execution available, the Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Directors of the Fund may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in

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good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on any such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

                  3. (a) The Adviser, at its expense, shall supply the Board of Directors and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser. The Adviser shall maintain and preserve all books and records with respect to the Fund's securities and transactions in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                           (b) Other than as herein specifically indicated, the
Adviser shall not be responsible for the Fund's expenses. Specifically, the Adviser will not be responsible for any of the following expenses of the Fund, which expenses shall be the responsibility of the Fund: legal expenses; interest, taxes, governmental fees or membership dues; brokerage commissions or

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charges, if any; fees of custodians, transfer agents, registrars or other agents; expense of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses or registering and qualifying Fund shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund stockholders; costs of stationary; costs of stockholders and other meetings of the Fund; traveling expenses of officers, directors and employees of the Fund, if any; and the Fund's premiums on any fidelity bond and other insurance covering the Fund and its officers and directors. The Adviser shall, however, be responsible for all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions if any) purchased for the Fund.

                  4. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

                  5. (a) As compensation for the services performed by the Adviser, including the services of any consultants retained by the Adviser, the Fund shall pay the Adviser, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.75% annually of the Fund's first $100 million in average daily net assets; 0.50% annually of average daily net assets in excess of $100 million but less than $250 million, and 0.25% annually of average daily net assets in excess of $250 million. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this

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Agreement, and shall constitute a full payment of the fee due the Adviser of all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month.

                           (b) The average daily net assets of the Fund shall in
all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund.

                           (c) If the expenses borne by the Fund in any fiscal
year exceed the applicable expense limitations imposed by the securities regulations of any state in which Fund shares are registered or qualified for sale to the public, the Adviser will reimburse the Fund for its pro rate share of the excess up to the amount of the Fee payable to it during the fiscal year pursuant to subparagraph (a) above, provided however that no reimbursement shall be due unless Janney Montgomery Scott Inc. ("Janney") shall have waived the entire amount of the fee due to it for such year under the Service Agreement dated the date hereof between the Fund and Janney. The Adviser's "pro rata share of the excess" shall mean the percentage reduction of the Adviser's fee that is equal, on a percentage basis, to a reduction of Janney's Distribution Fee due for such year under, and as defined in, the Underwriting Agreement between Janney and the Fund dated the date hereof, such that the sum, in dollars, of both reductions equals, in aggregate, the total excess.


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                           (d) Each payment due under this Section 5 shall be
accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and detailed computation thereof.

                  6. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Adviser; provided, that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

                  7. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

                  8. As used in this Agreement, the terms "securities", and "net assets", shall have the meanings ascribed to them in the Articles of Incorporation of the Fund; and the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have


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the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

                  9. Subject to the provisions of paragraph 10 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided that the Adviser does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year, and provided further that such continuance is specifically approved at least annually (a) by the vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and (b) vote of the holders of a majority of the outstanding voting securities of the Fund or by majority vote of the Fund's Board of Directors.

                  10. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser. This agreement may also be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund by sixty
(60) days' written notice addressed to the Adviser at its principal place of business.

                  11. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its corporate name any references to the name of "Addison". The Fund shall have the non-exclusive use of the name "Addison" in whole or in part so long as this Agreement is effective of until such notice is given.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers thereunto duly authorized.

(SEAL)                                          ADDISON CAPITAL SHARES, INC.

Attest:

  /s/ Radcliffe Cheston                         By:   /s/ Richard Boorse
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         Secretary                                       Treasurer


(SEAL)                                          ADDISON CAPITAL MANAGEMENT

                                                COMPANY

Attest:

  /s/ Radcliffe Cheston                         By:   /s/ Jay Massey
----------------------------                          -------------------------
         Secretary                                       President

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